                            ARTICLES OF INCORPORATION

                                       OF

                        HARLAND FINANCIAL SOLUTIONS, INC.

                                      NAME

     The name of the corporation is Harland Financial Solutions, Inc. (the
"COMPANY").

                                AUTHORIZED SHARES

     The Company is authorized to issue 1,000 common shares.

                             ACTION WITHOUT MEETING

     Action required or permitted by the Oregon Business Corporation Act to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

                             LIABILITY OF DIRECTORS

     The personal liability of a director to the Company or its shareholders for monetary damages for conduct as a director is eliminated to the fullest extent permitted by law.

                                 INDEMNIFICATION

5.1  INDEMNIFICATION. The Company will indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding to the fullest extent permitted by law.

5.2  ADVANCE FOR EXPENSES. The Company will pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law.

                     REGISTERED OFFICE AND REGISTERED AGENT

     The street address of the Company's registered office and the name of its registered agent at that office is:

                     CT Corporation Systems
                     388 State St., Suite 420
                     Salem, OR 97301

                           MAILING ADDRESS FOR NOTICES

     The mailing address to which notices may be mailed is:

                     CT Corporation Systems
                     388 State St., Suite 420
                     Salem, OR 97301